UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
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CLEVELAND-CLIFFS INC.
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SUPPLEMENT TO THE PROXY MATERIALS FOR 2018 ANNUAL MEETING OF SHAREHOLDERS

SUPPLEMENT
TO THE PROXY STATEMENT AND NOTICE OF THE
ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Tuesday, April 24, 2018

March 27, 2018
Cleveland-Cliffs Inc. would like to bring to its shareholders' attention a disagreement between the Company and proxy advisory firms with respect to their proxy analysis and actual or anticipated vote recommendations regarding proposals to be voted on at our 2018 annual meeting of shareholders on April 24, 2018. Specifically, Cliffs takes issue with their recommendation to vote "withhold" on the re-election of the Company's Compensation Committee members found in Proposal 1 and with their recommendation to vote "against" the Company's Say-on-Pay Proposal 2. As stated in Glass Lewis' proxy analysis and vote recommendation dated March 20, 2018: "Overall, the Company paid more than its peers and performed better than its peers." Furthermore, as the Glass Lewis peer comparison clearly indicates, Cliffs outperformed its peers in all categories of "Shareholder Wealth and Business Performance" and "Profitability and Profit Margin." These are clear indicators that Cliffs' strategy is working from a financial perspective. Although not fully appreciated in the current share price, these stand-out financial metrics demonstrate successful execution of the Company's turnaround strategy. The Compensation Committee has recognized these successes and provided compensation commensurate with the same.
To promote a more accurate analysis for our shareholders, we are providing additional discussion surrounding:

•	Say-on-Pay and shareholder engagement to clarify what we heard from our investors and what our Compensation Committee did in response;

•	Cliffs' annual incentive program to clarify the metrics chosen and their importance to Cliffs and our shareholders; and

•	the Chief Executive Officer's (the "CEO") total compensation in relation to our CEO's importance to Cliffs and information relating to his 2017 special retention award.
This supplement contains important information for you to consider when deciding how to vote on the matters brought before the 2018 annual meeting. Please read it carefully.
This is a supplement to the definitive proxy statement and notice of the 2018 annual meeting of shareholders of Cliffs to be held on April 24, 2018 and accompanying proxy materials, which were delivered or made available to you on or about March 12, 2018. (References in this supplement to “Cliffs,” the "Company," “we,” “our,” or “us” are references to Cleveland-Cliffs Inc.) Except as specifically supplemented by the information contained in this supplement, all information set forth in the proxy materials delivered or made available earlier this month remains accurate and should be considered in voting your shares. This document may be deemed "soliciting material" within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended.

YOUR VOTE IS IMPORTANT. YOU MAY VOTE BY MAILING THE PROXY CARD, BY TELEPHONE, BY INTERNET, OR BY BALLOT IN PERSON AT THE 2018 ANNUAL MEETING.
We began mailing a Notice of Internet Availability of Proxy Materials, on or about March 12, 2018, to all shareholders entitled to vote, except shareholders who already had requested a printed copy of our proxy materials, to whom we began mailing proxy materials (including a proxy card) on or about March 12, 2018. The definitive proxy statement and Cliffs’ 2017 Annual Report for the 2017 fiscal year are available at www.proxyvote.com. These materials also are available on Cliffs’ Investor Relations website at www.clevelandcliffs.com/investors under “Financial Information." If your shares are not registered in your own name, please follow the voting instructions from your bank, broker, trustee, nominee or other shareholder of record to vote your shares and, if you would like to attend the 2018 Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee, nominee or other shareholder of record that holds the shares on your behalf.

2017 SAY-ON-PAY VOTE AND SHAREHOLDER ENGAGEMENT

Each year, we take into account the result of the Say-on-Pay vote cast by our shareholders. We are committed to ensuring that our investors fully understand our executive compensation programs, including how they align the interests of our executives with the interests of our shareholders and how they reward the achievement of our strategic objectives.
Seeking feedback from our shareholders on a regular basis is a critical part of our approach to managing our executive compensation program. Although 91% of the votes cast supported our 2015 Say-on-Pay resolution, only 57% of the votes cast supported our 2016 and 2017 Say-on-Pay resolutions. In response to these results and at the direction of our Compensation Committee, we launched a targeted shareholder engagement initiative. In preparation for this year's annual meeting, we engaged in a robust process to solicit feedback during the fourth quarter of 2017 and first quarter of 2018 to better understand our shareholders' concerns around executive compensation. We reached out to our top 25 shareholders representing approximately 44% of our outstanding shares to discuss compensation matters.
Senior management members of our human resources, investor relations and legal teams participated in the outreach, utilizing an interview and discussion format during which management answered shareholders' questions and provided rationale and context for the development and evaluation of certain metrics relating to our compensation plans. The Compensation Committee reviewed the results of the meetings with the full Board of Directors and provided feedback to Pearl Meyer and management, who used that Compensation Committee feedback to tailor the shareholder engagement program. Although our independent directors were not directly involved in the outreach discussions, the Compensation Committee (all of whom are independent directors), with assistance from management and its independent compensation consultant, Pearl Meyer, were presented with and considered the opinions heard during these meetings.
During our shareholder engagement, we heard that shareholders appreciated the outreach and the improvements we have made to the Compensation Discussion & Analysis ("CD&A") contained in our proxy statement. We will continue to ask for our investors input and improve the quality of disclosure in our CD&A. The following chart further summarizes what we heard and how we responded.

WHAT WE HEARD...	HOW WE RESPONDED...

Shareholders wanted more information on how and why annual incentive targets were established with an emphasis on our strategic initiatives. In addition, they wanted more clarity about the weighting of the various metrics.

We have expanded our discussion of the annual incentive program including showing the weighting of the three key metrics: Adjusted EBITDA, safety and strategic initiatives measures. We also added more detail to the discussion of our business results in order to provide context for the Compensation Committee’s decisions.

Shareholders wanted more information on one-time grants with more explanation of why we believe such grants are necessary.
We have expanded our discussion of one-time grants including the retention grant provided to our CEO due to the expiration and partial forfeiture of his 2014 new-hire award. Despite this special retention grant, one-time grants are generally not the Compensation Committee’s preferred method of compensation.

Some shareholders inquired about sustainability metrics including health and environmental.
As a mining company, sustainability is core to our business. As such, and as described below, sustainability metrics have been embedded in our incentive program design in both the safety scorecard and the strategic initiatives. Furthermore, our Board reviews our annual progress on these metrics on a stand-alone basis.

CLEVELAND-CLIFFS INC. – 2018 Proxy Supplement 2

CHANGES MADE BY THE COMPENSATION COMMITTEE TO THE COMPENSATION PROGRAM

In addition to the changes described above in response to what we heard from investors, the Compensation Committee also made the following changes to its compensation program in 2017 to better align pay with Company performance:

•	modified our compensation comparator peer group;

•	returned to a normal three-year performance period for our long-term incentive program;

•	increased allocation of at-risk performance awards from 50% to 67% for our long-term incentive program;

•	set a significantly higher Adjusted EBITDA target to reflect better operational performance; and

•	eliminated the use of duplicative metrics for short-term and long-term awards.

ANNUAL INCENTIVE PROGRAM

2017 EMPI Plan Target Setting. Performance targets and ranges under the Executive Management Performance Incentive Plan (the "EMPI") were established and approved by the Compensation Committee in the first quarter of 2017, taking into consideration the Company's financial plans for 2017.
The specific elements, respective weightings and funding results for the underlying metrics were as follows:

2017 EMPI
EMPI Plan Performance Metric	Threshold 50%	Target 100%	Maximum 200%	Weighting (%)	2017 Actual	2017 Funding (%)
Adjusted EBITDA (USD $ in millions)	$350	$500	$650	40.0	$504.90	41.31
Safety Scorecard	150-175	176-249	250+	10.0	267.5	20.00
Strategic Initiatives:	----	----	----	50.0	Exceeded	100.00
▪ Refinancing of Capital Structure
▪ Complete DRI / HBI Bankable Feasibility Study
▪ Successful Commercialization of Mustang Pellets
▪ Protect & Enhance U.S. Iron Ore Business
▪ Retention of Key Talent
▪ Any Initiatives the Compensation Committee Deems Significant to Advancing the Company
			Total	100.0		161.31
The Compensation Committee established in the first quarter of 2017 specific goals covering financial, safety and strategic performance metrics. The Compensation Committee established weightings of 40% financial, 10% safety and 50% strategic performance goals. Each quarter, the Compensation Committee reviewed the interim status of the Company's performance against the metrics. At the time the Compensation Committee established the performance metrics, the Company continued to face significant uncertainties including iron ore pricing, cash flow, and financing requirements. Although the Compensation Committee retained the discretion (below an initial funding level) to increase or decrease any projected payout based on both the financial and operational performance on overall operational and strategic initiatives, the Compensation Committee chose not to exercise discretion and the 2017 EMPI payouts were weighted as originally established.
Adjusted EBITDA

•
We believe the use of Adjusted EBITDA allows management and investors to focus on our ability to service our debt, illustrates how the business and each operating segment is performing and assists management and investors in their analysis and forecasting as this measure approximates the cash flows associated with operational earnings.

•
As a top level performance metric, the EMPI Plan included a minimum Adjusted EBITDA condition, which meant that no amounts were payable under our EMPI Plan if our Adjusted EBITDA had been less than $100 million.

•	Cliffs delivered above target Adjusted EBITDA performance while operating in a safe manner.

CLEVELAND-CLIFFS INC. – 2018 Proxy Supplement 3

Safety Scorecard

•
The safety scorecard assigns points and measures specific criteria regarding total reportable incident rates (including number of injuries), proactive initiatives, and sustaining safety performance and permission to operate (which incorporates safety, industrial hygiene, environmental and product quality measures) at our mining operations. Sustainability is core to our business and closely related to safety. Due to that relationship, while this metric is not specifically identified as a "sustainability" metric, in reality sustainability is embedded in our safety scorecard and in a number of our strategic initiatives.

•	Cliffs' safety performance for 2017 exceeded the maximum metric.
Strategic Initiatives

•	The 2017 strategic initiatives were recommended by management, vetted with the Compensation Committee and accepted by the full Board.

•
The strategic initiatives were chosen to evaluate activities that helped strengthen the long-term viability of Cliffs, which activities are not easily captured or attainable within the Adjusted EBITDA metric. Collectively, these initiatives accounted for 50% of the total short-term incentive because they were so critical to the overall future success of Cliffs and its shareholders.

•	The strategic initiatives chosen by the Compensation Committee in 2017 were:

Refinancing of our capital structure
✓
We established a goal at the beginning of 2017 to aggressively reduce debt and optimize our capital structure. We finished the year with net debt of $1.3 billion down from $1.8 billion, nearly the lowest level in over 6 years, along with a vastly extended maturity profile. We lowered our average cost of debt to 5%, compared to the 6.8% at the end of 2016. Our full-year 2018 interest expense is expected to be approximately $130 million, down from the peak of approximately $230 million less than two years ago.

Completing a direct-reduced iron ("DRI") and hot briquetted iron ("HBI") bankable feasibility study
✓
By 2020, we expect to be the sole producer of HBI in the Great Lakes region with the development of our first production plant in Toledo, Ohio. In 2017, we completed the significant step of raising capital and fully funding the $700 million needed for the HBI project. With the capital structure in place to support our future growth, the focus in 2018 will be on execution of the project. The ground clearing and foundation development are underway, with remaining construction commencing shortly. In addition, in 2018, approximately $50 million will be spent on upgrades at the Northshore plant to enable it to produce significantly increased levels of DR-grade pellets that could be sold commercially or used as feedstock for the HBI production plant.

Successfully commercializing Mustang pellets and protecting and enhancing our U.S. Iron Ore business
✓
In May 2017, we began production of a specialized, super-flux pellet called "Mustang" at our United Taconite mine in Minnesota. This premium iron ore pellet, which replaces a fluxed pellet previously produced at our Empire mine, is highly coveted by our blast furnace clients for its unique technical characteristics and performance.

Retaining Cliffs' key talent and other initiatives the Compensation Committee deemed significant to advance the Company
✓
In 2017, we took significant initiatives to improve our compensation program and provide performance-based incentives for retaining key talent in order to ensure the success of Cliffs' strategic goals. During 2017, we had near-zero turnover.

✓ The Compensation Committee chose not to exercise its discretion to change or add to the initiatives that were established in the beginning of 2017.
Cliffs achieved results well beyond expectations: successfully refinancing its debt and completing bankable feasibility with project financing in a challenging capital market; completion and successful commercialization of a new product on an accelerated timeline; and made significant financial improvements year-over-year while maintaining near-zero turnover in a competitive employment market and operating in a safe and sustainable manner. As a result, the Compensation Committee reviewed the progress on the strategic initiatives and determined that performance exceeded expectations and approved a maximum payout.

CLEVELAND-CLIFFS INC. – 2018 Proxy Supplement 4

CEO TOTAL COMPENSATION

Mr. Lourenco Goncalves has more than 30 years of experience in the metals and mining industry, as well as extensive board experience, in the United States and abroad. Since being voted in at Cliffs, Mr. Goncalves has implemented a strategy designed to strengthen our position as a major supplier of iron ore pellets to the U.S. steel industry, fix our previously over-leveraged balance sheet, and cleanly exit from non-core and unprofitable operations. He has continued to aggressively reduce debt and optimize our capital structure. Most notably, through a series of creative and well-timed refinancing activities, he led the effort to reduce total Company debt by nearly $1.8 billion dollars within this short period of time. During one of the most challenging environments for global iron and domestic steel in over a decade, he was successful in completing the turnaround of Cliffs that he initiated in August 2014. For the past two years, we have achieved our financial objectives of a stronger balance sheet, prudent capital deployment, reduced operating costs, and consistently growing revenues and profitability. All of these efforts significantly differentiated Mr. Goncalves from those who led the Company before him. Nearly all of our institutional investors have agreed that without Mr. Goncalves’ leadership, it is questionable whether we would have been able to avoid bankruptcy at some point during early 2016.
In June 2017, the Compensation Committee approved a special retention grant to Mr. Goncalves due to the expiration and partial forfeiture of his 2014 new-hire award. The objective of this special award was to provide him with continued and meaningful financial incentive to drive Cliffs' performance and remain with the Company beyond his initial commitment period. It is critical for us to retain the knowledge and experience of Mr. Goncalves to continue to drive our strategic initiatives. His leadership is particularly important as the iron ore and steel sector faces continued volatility and uncertainty.
It is worth noting that CEOs provide a level of talent that is required to yield the desired product - in our case, a strongly performing company. The challenges and responsibilities that come with the job of CEO are significant, and there are very few people that possess the skill set to succeed in that role. Mr. Goncalves is one of those people. His experience and expertise as an operator, innovator, salesperson, and visionary are unrivaled in the industry and could provide him opportunities to work at much larger peer companies in the industry. However, he has immense passion for Cliffs and its future and therefore he is compensated commensurate with these opportunities in the larger market.

CLEVELAND-CLIFFS INC. – 2018 Proxy Supplement 5